	For:	Alamo Group Inc.

	Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release
Financial Relations Board
Marilynn Meek
212-827-3773

ALAMO GROUP ANNOUNCES
RECORD 2015 FIRST QUARTER RESULTS

SEGUIN, Texas, May 6, 2015 -- Alamo Group Inc. (NYSE: ALG) today reported results for the first quarter ended March 31, 2015.
Highlights for the Quarter

•	Record net income for a first quarter of $7.4 million

•	Record net sales for a first quarter of $207.8 million

◦	North American Industrial Division up 50%

◦	North American Agricultural Division down 5%

◦	European Division down 4%
Net sales for the first quarter of 2015 were $207.8 million compared to net sales of $172.6 million for the first quarter of 2014, an increase of 20%. Net income for the quarter was $7.4 million, or $0.64 per diluted share, compared to net income of $7.2 million, or $0.59 per diluted share in 2014, an increase of 2%. Both net sales and net income were records for a first quarter for Alamo Group.
The first quarter results included the effect of 2014 acquisitions, primarily the units of Specialized Industries completed in May, 2014 and, to a lesser extent, Kellands, a UK company acquired in April, 2014 and Fieldquip, an Australian company acquired in April, 2014. A summary outlining the effects these acquisitions had on the Company’s results is included as Attachment 1 and 2 to this release. Excluding these acquisitions, net sales for the first quarter were $160.3 million and net income was $5.4 million (1). These results reflect softer market conditions in the first quarter due partly to adverse weather conditions as well as the effects of the weaker agricultural market and the impact of the stronger U.S. dollar on the Company’s sales and earnings outside the U.S.

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ALAMO GROUP ANNOUNCES RECORD 2015 FIRST QUARTER RESULTS

Sales by Division
Net sales for the Company’s North American Industrial Division were $116.9 million in the first quarter of
2015, an increase of 50% compared to net sales of $77.7 million in 2014. Excluding the acquisition of the Specialized units, net sales for the Division were $72.7 million, a decrease of 6% as sales in the quarter were impacted by adverse winter weather conditions that affected both our internal operations and our customers (1).
Alamo Group’s North American Agricultural Division net sales in the first quarter of 2015 were $48.5 million compared to net sales of $50.8 million in the comparable period of 2014, a decrease of 5%. Excluding the acquisition of Fieldquip the Division’s sales were $47.7 million (1). These results reflect the continued weakness in the U.S. agricultural sector.
Alamo’s European Division net sales were $42.4 million in the first quarter of 2015 versus $44.1 million in the prior year’s first quarter, a decrease of 4%. The decrease was primarily related to changes in exchange rates as sales in local currency were up compared to last year. Excluding the acquisition of Kellands the Division’s sales were $40.0 million (1).
Ron Robinson, Alamo Group’s President and Chief Executive Officer, commented: “While the results for the first quarter of 2015 were a record for Alamo Group in both sales and earnings, there were certainly headwinds that affected the Company’s performance. Our North American Industrial Division exhibited strong growth, mainly from the acquisition of the units of Specialized - Wausau-Everest, Super Products and H.P. Fairfield. This acquisition has been an excellent addition for Alamo and continues to be accretive to our results. Excluding Specialized’s contributions, the Division’s results were down for the quarter. We feel this was related more to adverse winter weather conditions rather than a change in the market. This Division, which has exhibited nice growth for the last several years, lost some production days due to winter storms plus saw weakness in demand for spare parts for equipment other than snow removal products as end users were focused on dealing with the heavy snowfall. In spite of this, backlog for the Division, excluding acquisitions, increased 18% compared to the prior year’s first quarter as demand for our products in this sector remained steady.
“Our North American Agricultural Division continued to experience weak market conditions which have been impacting this sector for more than a year. We believe this weakness will continue throughout 2015. Despite lower sales, reflecting declines in overall farm incomes, the Division is holding up better than many other agricultural equipment manufacturers, particularly those focused heavily on row crops. We believe the wide applicability of our products has helped mitigate some of the broader declines.

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ALAMO GROUP ANNOUNCES RECORD 2015 FIRST QUARTER RESULTS

“Our international operations are feeling the impact of the strong U.S. dollar which is reducing the contributions of our sales and earnings outside the U.S. Our European Division in particular had sales increases in local currency, but showed a decrease of 4% when translated back to U.S. dollars. Our operations there have been showing improvement despite the lingering effects of the general economic weakness, but were unable to overcome the effects of the currency changes in the last quarter and this will likely impact our results throughout 2015.
“The various headwinds we encountered in the first quarter have affected our short term results and some will likely persist throughout the year. Despite this, we feel good about the long term prospects for Alamo Group as we should continue to benefit from the historically steady demand for our core products as well as the contributions from recent acquisitions.”
Earnings Conference Call
Alamo Group will host a conference call to discuss the first quarter results on Thursday, May 7, 2015 at 4:00 p.m. Eastern (3:00 p.m. Central, 2:00 p.m. Mountain and 1:00 p.m. Pacific). Hosting the call will be members of senior management.
Individuals wishing to participate in the conference call should dial 888-455-2238 (domestic) or 719-234-0008 (internationally). For interested individuals unable to join the call, a replay will be available until Thursday, May 14, 2015 by dialing 888-203-1112 (domestic) or 719-457-0820 (internationally), passcode 2637152.
The live broadcast of Alamo Group Inc.’s quarterly conference call will be available online at the Company's website, www.alamo-group.com (under “Investor Relations/Events & Presentations”) on Thursday, May 7, 2015, beginning at 4:00 p.m. ET. The online replay will follow shortly after the call ends and will be archived on the Company’s website for 60 days.

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ALAMO GROUP ANNOUNCES RECORD 2015 FIRST QUARTER RESULTS

About Alamo Group
Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for infrastructure maintenance, agriculture and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements and related after-market parts and services. The Company, founded in 1969, has approximately 3,100 employees and operates 25 plants in North America, Europe, Australia and Brazil as of March 31, 2015. The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company’s European operations are located in Salford Priors, England.
Forward Looking Statements
This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

(Tables Follow)
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(1) In this earnings release, Alamo Group reports net sales excluding the impact of the acquisitions which is a non-GAAP financial measure. The Company considers this information useful to investors to allow better comparability of period-to-period operating performance. Attachments 1 and 2 to this earnings release contains a revenue reconciliation of the non-GAAP financial measure to the comparable GAAP financial measure.

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Alamo Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	March 31, 2015	March 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$36,661	$42,253
Accounts receivable, net	193,176	183,361
Inventories	170,294	123,932
Other current assets	11,949	14,661
Total current assets	412,080	364,207

Rental equipment, net	36,779	—

Property, plant and equipment	67,732	61,552

Goodwill	72,831	31,980
Intangible assets	55,709	5,500
Other non-current assets	2,365	2,204

Total assets	$647,496	$465,443

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$57,475	$66,335
Income taxes payable	420	1,947
Accrued liabilities	37,947	32,473
Current maturities of long-term debt and capital lease obligations	511	1,139
Other current liabilities	—	—
Total current liabilities	96,353	101,894

Long-term debt, net of current maturities	208,013	—
Deferred pension liability	5,239	2,138
Other long-term liabilities	5,645	3,540
Deferred income taxes	1,116	1,304

Total stockholders’ equity	331,130	356,567

Total liabilities and stockholders’ equity	$647,496	$465,443

Alamo Group Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	First Quarter Ended
	3/31/2015	3/31/2014
North American
Industrial	$116,912	$77,711
Agricultural	48,457	50,808
European	42,429	44,091
Total net sales	207,798	172,610

Cost of sales	162,261	134,480
Gross margin	45,537	38,130
	21.9%	22.1%

Operating expenses	33,409	27,499
Income from operations	12,128	10,631
	5.8%	6.2%

Interest expense	(1,623)	(239)
Interest income	52	61
Other income (expense)	860	474

Income before income taxes	11,417	10,927
Provision for income taxes	4,058	3,689

Net Income	$7,359	$7,238

Net income per common share:

Basic	$0.65	$0.60

Diluted	$0.64	$0.59

Average common shares:
Basic	11,280	12,084

Diluted	11,436	12,270

Alamo Group Inc.
Non-GAAP Financial Measures Reconciliation

From time to time, Alamo Group Inc. may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise. For these purposes, “GAAP” refers to generally accepted accounting principles in the United States. The Securities and Exchange Commission (SEC) defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial positions, or cash flows that is subject to adjustments that effectively exclude or include amounts from the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures disclosed by Alamo Group are provided as additional information to investors in order to provide them with greater transparency about, or an alternative method for assessing, our financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies. Whenever we refer to a non-GAAP financial measure, we will also generally present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable GAAP financial measure.

In this earnings release, Alamo Group reports each of net sales, operating income and net income excluding the impact of acquisitions which are non-GAAP financial measures. The Company considers this information useful to investors to allow better comparability of period-to-period operating performance. Attachment 1 to this earnings release contains a revenue reconciliation of these non-GAAP financial measures to the comparable GAAP financial measure. Attachment 2 discloses Adjusted Operating Income, Adjusted Net Income, Adjusted Diluted EPS each adjusted to exclude the impact of inventory step up charge and transaction costs connected to the acquisitions and additional stock expense related to the accelerated vesting options to retirement eligible recipients, all of which are non-GAAP financial measures. The Company believes that providing Operating Income and Net Income exclusive of these adjustments, is useful to investors to allow better comparability of period-to-period operating preference. Attachment 2 sets forth a reconciliation of each such non-GAAP financial measure to its most directly comparable GAAP measure.

Attachment 1

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2015	2014

Net Sales (consolidated) - GAAP	$207,798	$172,610
(less: net sales attributable to acquisitions)	(47,505)	—
Net Sales less acquisitions (consolidated) - non-GAAP	$160,293	$172,610

Net Sales (N.A. Industrial Division) - GAAP	$116,912	$77,711
(less: net sales attributable to acquisition)	(44,252)	—
Net Sales less acquisitions (N.A. Industrial Division) - non-GAAP	$72,660	$77,711

Net Sales (N.A. Agricultural Division) - GAAP	$48,457	$50,808
(less: net sales attributable to acquisitions)	(799)	—
Net Sales less acquisitions (N.A. Agricultural Division) - non-GAAP	$47,658	$50,808

Net Sales (European Division) - GAAP	$42,429	$44,091
(less: net sales attributable to acquisition)	(2,454)	—
Net Sales less acquisitions (European Division) - non-GAAP	$39,975	$44,091

Operating Income (consolidated) - GAAP	$12,128	$10,631
(less: operating income attributable to acquisitions)	(4,127)	—
Operating Income less acquisitions (consolidated) - non-GAAP	$8,001	$10,631

Net Income (consolidated) - GAAP	$7,359	$7,238
(less: net income attributable to acquisitions)	(1,913)	—
Net Income less acquisitions (consolidated) - non-GAAP	$5,446	$7,238

Attachment 2

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands, except per share numbers)
(Unaudited)

	Three Months Ended
	March 31,
	2015	2014

Operating Income - GAAP	$12,128	$10,631
(add: inventory step charge)	1,756	—
Adjusted Operating Income - non-GAAP	$13,884	$10,631

Net Income - GAAP	$7,359	$7,238
Adjustments (after tax):
(add: inventory step charge)	1,132	—
Adjusted Net Income - non-GAAP	$8,491	$7,238

Diluted EPS - GAAP	$0.64	$0.59
(add: inventory step charge)	0.10	—
Adjusted Diluted EPS - non-GAAP	$0.74	$0.59